As filed with the Securities and Exchange Commission on February 6, 2001
                                                         Registration No. [___]
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                     DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.
             (Exact Name of Registrant as Specified in Its Charter)


          DELAWARE                                       13-3152648
(State or Other Jurisdiction of                       (I.R.S. Employer
Incorporation or Organization)                       Identification No.)


       6416 VARIEL AVENUE, WOODLAND HILLS, CALIFORNIA 91367 (818) 932-2300 (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)


                                 STEPHEN F. ROSS
                     DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.
                               6416 VARIEL AVENUE
                        WOODLAND HILLS, CALIFORNIA 91367
                                 (818) 932-2300
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)


                          COPIES OF CORRESPONDENCE TO:
                               LISA H. KLEIN, ESQ.
                              GUTH|CHRISTOPHER LLP
                      10866 WILSHIRE BOULEVARD, 12TH FLOOR
                          LOS ANGELES, CALIFORNIA 90024
                                 (310) 474-8809

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities are being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================
                                                           Proposed Maximum   Proposed Maximum
        Title Of Shares                  Amount To Be      Aggregate Price        Aggregate         Amount Of
        To Be Registered                 Registered(1)         Per Share      Offering Price(2)  Registration Fee
-----------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share     5,945,018           $0.6719           $3,994,458          $1,054.14
-----------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share,      595,239           $0.6719             $399,941            $105.54
issuable upon exercise of warrants
=================================================================================================================

(1) In the event of a stock split, stock dividend, or similar transaction involving the Registrant's Common Stock, in order to prevent dilution, the number of shares of Common Stock registered shall automatically increase to cover the additional shares in accordance with Rule 416 under the Securities Act.

 (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low prices ($0.7188 and $0.6250, respectively) of Registrant's Common Stock reported on the Nasdaq SmallCap Market on February 1, 2001.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                  SUBJECT TO COMPLETION, DATED FEBRUARY 6, 2001


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING SECURITY HOLDERS MAY NOT SELL THESE SECURITIES BEFORE THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR, SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                                   PROSPECTUS

                     DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.
                        6,540,257 SHARES OF COMMON STOCK
                           (par value $.01 per share)

                               -------------------

     The persons listed in this prospectus under the caption "Selling Security Holders" may from time to time offer and sell up to 6,540,257 shares of our Common Stock. The Selling Security Holders acquired these shares pursuant to a settlement of debt which was converted into common stock. The Selling Security Holders are offering any and all of the shares to be sold in this offering.

     The Common Stock is quoted on the Nasdaq SmallCap Market under the symbol "DMDS" and is listed on the Boston Stock Exchange under the symbol "DMD." On February 1, 2001 the high and low prices of the Common Stock as quoted on the Nasdaq SmallCap Market were $0.7188 and $0.6250, respectively.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     INVESTING IN THE SHARES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                                 ---------------

                The date of this prospectus is February ___, 2001

     PROSPECTIVE PURCHASERS OF THESE SHARES SHOULD RELY ONLY ON INFORMATION CONTAINED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE INTO IT. NEITHER THE COMPANY NOR THE SELLING SECURITY HOLDERS HAVE AUTHORIZED ANYONE TO PROVIDE DIFFERENT INFORMATION. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SHARES BY ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----
ABOUT DENTAL/MEDICAL DIAGNOSTIC SYSTEMS....................................2

RISK FACTORS...............................................................3

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS............................9

SELLING SECURITY HOLDERS..................................................10

USE OF PROCEEDS...........................................................12

PLAN OF DISTRIBUTION......................................................12

WHERE YOU CAN FIND MORE INFORMATION.......................................13

LEGAL MATTERS.............................................................14

EXPERTS...................................................................14

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
    FOR SECURITIES ACT LIABILITIES........................................14

                     ABOUT DENTAL/MEDICAL DIAGNOSTIC SYSTEMS

We design, develop, manufacture and sell high technology dental equipment and related consumables. Our product with the highest gross sales is the tooth curing and whitening device known as the "Apollo(TM)." We also market and sell a line of whitening products known as "Apollo Secret(R)" for use in conjunction with the Apollo(TM). In September 1999, we began marketing and selling the MPDx(TM) digital x-ray system. In addition, we continue to manufacture and sell intraoral camera systems, known as the "TeliCam II System," and "TeliCam Elite," and a multi-operatory intraoral camera system, known as the "InTELInet," for use in connection with the TeliCam II System and TeliCam Elite.

From early 1996 to mid-1998, we were primarily involved in designing, developing, manufacturing, and marketing intra-oral camera systems referred to as the "TeliCam Systems." The first shipments to customers of the TeliCam System commenced in early February 1996.

On October 2, 1997, we purchased the assets of S.E.D., a company organized under the laws of France. Among the acquired assets was a patent for S.E.D.'s "Biotron" soft tissue surgical device. From this technology, we developed the "Apollo(TM)," a unique, visible-light curing instrument, the plasma-arc lamp, which is designed for two different applications: the hardening of tooth-colored dental composite materials in three seconds or less and for single appointment, in-office tooth whitening in less than forty minutes. This plasma-arc lamp uses a high-frequency electrical field to generate plasma energy, which is ideal for the fast-curing (hardening) of photosensitive composites. The Apollo(TM) also produces light and heat which, when used in conjunction with the Apollo Secret(R) whitening materials, activates the whitening chemicals in the Apollo Secret(R). The result of this activation is dramatic whitening of stained teeth. We believe the rapid performance of the Apollo(TM) in both hardening composite materials and whitening teeth should enable an average dental practice to save about 5 to 8 hours per month of a dentist's time.

On October 10, 1997, we entered into an agreement with Suni Imaging Microsystems, Inc. ("Suni") to develop digital x-ray technology for incorporation into a digital x-ray system for the dental market. We have obtained exclusive rights to market products to the dental market incorporating the digital x-ray technology developed by Suni. Suni will retain the rights to the developed microchip technology underlying the x-ray system. Digital x-ray systems, including those currently on the market, reduce radiation exposure compared to conventional x-ray systems and allow dentists to view x-ray images in real-time without the time-consuming process of film development while eliminating the need to use and dispose of chemicals required to develop conventional x-ray film. The resulting MPDx(TM) digital x-ray system was introduced in September 1999.

In April 2000, we established Forever White, Inc. as a wholly-owned subsidiary to market our home tooth whitening system, Forever White(TM). The product is being marketed through short infomercials in a national advertising campaign on both national cable and select regional network television stations. Test marketing of the product began June 9, 2000 in select areas and national coverage began in August 2000.

In November 2000 we began selling a new product known as "Apollo e" (patent applied for), a wireless, fast curing device that cures (hardens) dental fillings without heat, and will be phasing out our current model, the Apollo 95E, which originally sold for $4,500. The Apollo e will be priced at $2,995, will be fully portable and will be programmable by bar code or by the Internet for any particular composite material. Although we are currently selling the Apollo e, following certain significant customer returns, we are continuing to make modifications to the product. In addition, we have scheduled our launch of another new product, the wireless "Apollo Cam" handheld intraoral camera which will replace the Telicam, at the beginning of the second quarter of fiscal 2001.

We were organized in New York in 1981 under the name Edudata Corporation and reincorporated in Delaware in 1983. Our principal executive offices are located at 6416 Variel Avenue, Woodland Hills, California 91367. Our telephone number is
(818) 932-2300.

                                  RISK FACTORS

Investment in the shares covered by this prospectus involves a significant degree of risk. You should carefully consider all of the information in this prospectus, and, in particular, should evaluate the following risks related to an investment in the shares.

WE HAVE SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

We have experienced significant operating losses in the current and prior years. We have been unable to pay all of our trade creditors and certain other obligations in accordance with their terms. We also have an obligation of $963,000 to one of our former preferred stockholders and our forbearance agreement with Imperial Bank expires on February 14, 2001. We intend to improve liquidity in various ways such as (a) the completion of equity or debt financing or other strategic transactions; (b) the continued monitoring and reduction of manufacturing, facility and administrative costs; and (c) the development and introduction of new products. However, there is no assurance that we will succeed in accomplishing any or all of these initiatives. Our fiscal 2000 unaudited interim consolidated financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

WE MAY BE DELISTED FROM THE NASDAQ STOCK MARKET AND THE BOSTON STOCK EXCHANGE.

The closing sale price of our Common Stock was below $1.00 per share for thirty consecutive days in December 2000. Under the rules and regulations of the Nasdaq Stock Market and the Boston Stock Exchange, to maintain listing on the Nasdaq Small Cap Market and the Boston Stock Exchange we must maintain a trading price per share of more than $1.00. On December 28, 2000, Nasdaq notified us that we had failed to maintain a minimum bid price of $1.00 over the last 30 consecutive trading days as required for continued listing on The Nasdaq SmallCap Market as set forth in Marketplace Rule 4310(c)(4) (the "Rule"). However, in accordance with Marketplace Rule 4310(c)(8)(B), we will be provided 90 calendar days, or until March 28, 2001 to regain compliance with this Rule. If at anytime before March 28, 2001 the bid price of our common stock is at least $1.00 for a minimum of 10 consecutive trading days, a determination will be made as to whether we comply with the Rule. Nasdaq must still make a determination whether we comply with the Rule. If Nasdaq determines we do not comply with the Rule, our common stock will be delisted.

In addition, at September 30, 2000 we failed to meet the $2,000,000 minimum for net tangible assets, which is also a requirement for continued listing. This failure would allow Nasdaq to delist our stock. We have presented our position to Nasdaq which is that the conversion of $3,253,000 of debt associated with the prior conversion of preferred stock into common stock will increase our net tangible assets above the required minimum. However, our December 31, 2000 results of operations are not yet available and we can not give assurances that we will be able to meet the minimum net tangible assets requirement. If Nasdaq determines that we fail to meet this listing requirement, our common stock will be de-listed.

If we were delisted from the Nasdaq Small Cap Market and the Boston Stock Exchange, trading in our common stock, if any, would have to be conducted in the over-the-counter market in so-called "pink sheets" or, if then available, the OTC Bulletin Board. As a result, the holders of our common stock would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock.

If our common stock is delisted from trading on Nasdaq and the Boston Stock Exchange and the trading price is less than $5.00 per share, trading in our common stock would also be subject to the requirements of Rule 15g-9 promulgated under the Securities Exchange Act of 1934. Under such rule, broker/dealers who recommend these low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a penny stock (generally any equity security not traded on an exchange or quoted on Nasdaq that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated with the penny stock market. These requirements would likely severely limit the market liquidity of our common stock and the ability of our shareholders to dispose of their shares, particularly in a declining market.

WE HAVE A $963,000 OBLIGATION FOR WHICH WE DO NOT HAVE SUFFICIENT FUNDS AND WE WILL NEED TO SEEK ADDITIONAL FINANCING.

On November 23, 1999 we sold an aggregate of 2,000 shares of Series A Exchangeable Preferred Stock ($2 million face value), 2,500 shares of Common Stock and Warrants to purchase up to 40,000 shares of Common Stock. On March 3, 2000 we sold an aggregate of 2,250 shares of Series B Exchangeable Preferred Stock ($2.25 million face value) and Warrants to purchase up to 675,000 shares of Common Stock.

On and after March 15, 2000, holders of Series A Exchangeable Preferred Stock were able to exchange their shares for shares of common stock at the lesser of $4.00 per share or the average of the closing bid prices of the common stock during any three (3) of the prior thirty (30) consecutive trading days selected by the holder of the Series A Exchangeable Preferred Stock then being exchanged. As a result, the holders were likely to be in a position to exchange their shares for shares of common stock at a discount to the then current trading price of our common stock.

On and after June 15, 2000, holders of Series B Exchangeable Preferred Stock were able to exchange their shares into common stock at a price per share equal to the lesser of $2.85 or one hundred percent (100%) of the Market Price on the date of exchange. The Market Price is the average of the closing bid prices of any three (3) of the prior thirty (30) consecutive trading days selected by the holder of the Series B Exchangeable Preferred Stock then being exchanged. As a result, the holders of Series B Exchangeable Preferred Stock were likely to be in a position to exchange their shares of common stock at a discount to the then current trading price of our common stock.

From April 2000 through September 2000, 1,246 shares of Series A Exchangeable Preferred Stock were converted into 1,270,216 shares of common stock, and 937 shares of Series B Exchangeable Preferred Stock were converted into 1,288,467 shares of common stock.

Under the rules and regulations of the Nasdaq Stock Market, we require stockholder approval to issue 20% or more of our outstanding common stock in a single transaction. Because the rate at which the Series A Preferred Stock and Series B Preferred Stock exchange into common stock fluctuates, it was possible that the number of shares of common stock into which the Series A Preferred Stock or Series B Preferred Stock may exchange could exceed 20%. We agreed with the purchasers of the Series A Preferred Stock and the Series B Preferred Stock that we would seek stockholder approval of these issuances at the 2000 Annual Meeting of Stockholders. Prior to receiving stockholder approval, or if stockholder approval is not obtained, any exchange of shares of Series A Preferred Stock or Series B Preferred Stock in excess of 19.9% of the outstanding common stock of the Company must be paid in cash to the holder of the Series A Preferred Stock or Series B Preferred Stock.

In late September 2000, all remaining Series A and Series B holders requested to convert their remaining shares. Because we had already issued l9.9% of the outstanding shares, we are obligated to honor the exchange of shares of Series A Preferred Stock or Series B Preferred Stock in cash. The combined obligation to the Series A and Series B holders was approximately $4,200,000. In January 2001, we reached an agreement with the holders of $3,253,000 of such obligation to convert their obligation to common stock at $.70. As of February 2, 2001, $963,000 of the obligation to the former preferred stockholders remains outstanding. Currently, the Company does not have sufficient liquid funds to meet this obigation.

WE WILL NEED TO RAISE ADDITIONAL CAPITAL.

At September 30, 2000, we had cash and cash equivalents of $561,267. After taking into account our cash and cash equivalents, projected revenues and receipt of funds from other sources, we will need to raise additional funding through debt or equity financing during the next twelve months to satisfy our requirements for research and product development, marketing, and general and administrative expenses. Our cash requirements, however, may vary materially from those now planned because of changes in our operations or market conditions. In addition, we have a $963,000 obligation to a former preferred stockholder. Further, at September 30, 2000 and June 30, 2000, we were not in compliance with financial covenants of our Imperial Bank credit agreement. As of August 18, 2000, we entered into a forbearance agreement stating that so long as we remain current in our payments of principal and interest Imperial Bank will not exercise any remedies it may have resulting from such lack of compliance. That original forbearance was through September 21, 2000 and has been subsequently extended on a monthly basis with the current extension through February 14, 2001. If we are not able to remain current in our payments of principal and interest or obtain additional extensions on the forbearance agreement, Imperial Bank can declare the loans in default and require us to pay the balance of the loan, which is currently approximately $4.2 million. In addition, our bank line expires May 31, 2001 and we can not assure you that it will be renewed. In either event, we would seek to obtain alternative financing, including bank financing. There can be no assurance that alternative financing, whether from equity or debt financing agreements, will be available, if at all, on favorable terms to us or our stockholders. If we need capital and cannot raise additional funds, we may be required to limit or forego the development of new products or limit the scope of our current operations, which could have a material adverse effect on our business, operating results and financial condition. If we raise needed funds through the sale of additional shares of our common stock or securities convertible into shares of our common stock it may result in dilution to current stockholders.

WE HAVE A LIMITED OPERATING HISTORY UPON WHICH TO EVALUATE OUR LIKELIHOOD OF SUCCESS.

We have only manufactured and distributed our digital x-ray systems since September 1999, our TeliCam systems since October 1995 and our Apollo(TM) since March 1998. Therefore, we have a limited relevant operating history upon which to evaluate the likelihood of our success. In addition, we anticipate additional revenues from our two new products, Apollo e and Forever White(TM). The Apollo e began shipment at the end of November 2000, and our national advertising campaign for Forever White(TM) began in August. Our Apollo e product has been returned by many customers due to performance problems. Although we have reengineered the product to address these issues, we do not have a significant customer response to the updated product. There may be further product issues. However, we have not yet commenced significant sales of Apollo e or Forever White(TM) and we can give no assurances as to the likelihood of success of these products. Factors such as the risks, expenses and difficulties frequently encountered in the operation and expansion of a new business and the development and marketing of new products must be considered in evaluating the likelihood of our success.

WE HAVE A HISTORY OF LOSSES AND ACCUMULATED DEFICIT AND THIS TREND OF LOSSES MAY CONTINUE IN THE FUTURE.

For the period from October 23, 1995 to March 2, 1996, we incurred a net loss of $1,625,213. For the fiscal years ended December 31, 1997, 1998, and 1999 we had net losses of $2,044,729, $1,816,702, and $6,727,638, respectively, and for the nine months ended September 30, 2000, we had a net loss of $11,100,496. In addition, we expect to incur a loss in the fourth quarter of 2000. At September 30, 2000, our accumulated deficit was $23,272,012. Our ability to obtain and sustain profitability will depend, in part, upon the successful marketing of our existing products and the successful and timely introduction of new products. We can give no assurances that we will achieve profitability or, if achieved, that we will sustain profitability.

FLUCTUATION IN QUARTERLY RESULTS MAY RESULT IN DECLINES IN OUR STOCK PRICE.

Certain quarterly influences may affect our business. Historically, sales have been generally higher in the fourth quarter due to the purchasing patterns of dentists in the United States and have been generally lower in the first quarter due primarily to the effect upon demand of increased purchases in the prior quarter. Historically we have experienced lower sales in the summer months as a result of holiday vacations and fewer trade shows. These fluctuations in quarterly operating results could result in increased volatility, including significant declines, of the trading price of our common stock.

TWO OF OUR PRIMARY PRODUCTS HAD A SIGNIFICANT DECLINE IN SALES AND IF THIS DECLINE CONTINUES WE MAY NOT BE ABLE TO ACHIEVE OR SUSTAIN PROFITABILITY.

The TeliCam systems, together with related products such as the InTELInet system, and the Apollo(TM) have been our primary products since inception. We believe that our market for the Telicam intraoral cameras, is a market that has declined. TeliCam systems sales have recently been at or below levels of prior comparable periods, a trend which we expect to continue. In addition, there has been a decrease in Apollo(TM) sales as competitor's lamps curing times become closer to that of the Apollo(TM), a trend which we also expect to continue.

AS A RESULT OF THE DECLINE IN SALES OF THE TELICAM SYSTEMS AND APOLLO(TM) PRODUCTS, OUR FUTURE DEPENDS ON OUR ABILITY TO DEVELOP AND INTRODUCE NEW PRODUCTS.

As a result of the decline in our Telicam intraoral camera market, our future depends upon our ability to develop and successfully introduce new products to make up for the diminished sales of the Telicam systems and Apollo(TM) products. Development of new product lines is risk intensive and often requires:

     - long-term forecasting of market trends;

     - the development and implementation of new designs;

     - compliance with extensive governmental regulatory requirements; and

     - a substantial capital commitment.

Also, the medical and dental device industry is characterized by rapid technological change. As technological changes occur in the marketplace, we may have to modify our products in order to become or remain competitive or to ensure that our products do not become obsolete. If we fail to anticipate or respond in a cost effective and timely manner to government requirements, market trends or customer demands, or if there are any significant delays in product development or introduction, our revenues and profit margins may decline which could adversely affect our cash flows, liquidity and operating results.

HISTORICALLY, THE SALES OF OUR NEWLY INTRODUCED PRODUCTS HAVE DECLINED IN A RELATIVELY SHORT PERIOD OF TIME FOLLOWING THE INITIAL INTRODUCTION OF THE PRODUCT.

Our sales records indicate that the sales of our products decline within a relatively short period of time following the initial introduction of the product. If this sales pattern holds true for three new products, the Apollo e, the Apollo Cam and Forever White(TM) and our future products, we must continuously develop and introduce new products in order to maintain an appropriate level of sales and revenue. As a result, if we fail to develop and introduce new products on a timely basis, it could adversely affect our revenues and operating results.

WE SUBSTANTIALLY DEPEND UPON UNAFFILIATED THIRD PARTIES FOR SEVERAL CRITICAL ELEMENTS OF OUR BUSINESS, INCLUDING THE DEVELOPMENT AND LICENSING FOR DISTRIBUTION OF OUR PRODUCTS.

We are dependent upon unaffiliated third party developers and suppliers for the development and manufacture of all of the components used in our dental equipment and for the development and manufacture of our consumable products. Outside of updating our current products, we do not develop any of our technology. Instead of developing technology, we continually seek out third parties that own new and innovative technology that they may be willing to license to us or develop into new dental products under a development agreement. We have had problems in the past obtaining a marketable product from companies with whom we had entered into a licensing arrangement. In March 1998, we entered into a licensing agreement with Ion Laser Technology under which ILT was unable to develop a product in accordance with the delivery schedule established by our agreement that met our specifications; as a result in August 1998, we were forced to find an alternative product to that which we had contracted with ILT.

IF WE DO NOT MAKE CERTAIN REQUIRED MINIMUM ROYALTY PAYMENTS TO SUNI, AND IF WE DO NOT PURCHASE REQUIRED AMOUNTS OF CERTAIN PRODUCTS MANUFACTURED BY SUNI, WE WILL LOSE OUR EXCLUSIVE RIGHTS TO THE DIGITAL X-RAY TECHNOLOGY DEVELOPED FOR US BY SUNI.

In order to maintain our right to be the exclusive dental licensee of the digital x-ray technology developed by Suni, we must make significant minimum periodic royalty payments to Suni, and we must purchase a significant amount of certain products manufactured by Suni. To date, we have made the required periodic minimum royalty payments to Suni and have purchased the required amounts of certain products manufactured by Suni. We cannot guarantee that we will continue to be able to make the minimum periodic royalty payments, nor can we guarantee that we will continue to be able to purchase the amount of products that are required to maintain our right to be the exclusive distributor. If we do not make the required periodic royalty payments and purchase the required products, Suni will be able to license the developed technology to our competitors, or grant an exclusive license to a competitor, which could have a material adverse effect on our business.

THE GOVERNMENT EXTENSIVELY REGULATES OUR PRODUCTS AND FAILURE TO COMPLY WITH APPLICABLE REGULATIONS COULD RESULT IN FINES, SUSPENSIONS, SEIZURE ACTIONS, PRODUCT RECALLS, INJUNCTIONS AND CRIMINAL PROSECUTIONS.

The United States Food and Drug Administration or FDA, as well as state and foreign agencies, regulate almost all aspects of our medical devices including:

     - entry into the marketplace;
     - design;
     - testing;
     - manufacturing procedures;
     - reporting of complaints;
     - labeling; and
     - promotional activities.

Under the Federal Food, Drug, and Cosmetic Act, FDA has the authority to control the introduction of new products into the marketplace. Unless specifically exempted by the agency, medical devices enter the marketplace through either FDA clearance of a premarket approval application or FDA approval of an application for 510k clearance. FDA conducts periodic inspections to assure compliance with it's regulations. The Company has applications pending for a hand held cordless curing lamp and a cordless, remote controlled, high resolution, intraoral camera. The Company has filed letters of equivalency for both the Apollo e light and the cordless interoral camera. These letters are based upon FDA approval received on the Company's previously introduced products.

Unless specifically exempted by FDA's regulations, we will need to file a 510k submission or PMA application for any new products developed in the future. The process of obtaining a clearance or approval can be time-consuming and expensive. Compliance with FDA's regulatory requirements can be expensive and time consuming. We do not guarantee that the required regulatory approvals or clearances will be obtained. Any approval or clearance obtained from FDA may include significant limitations on the use of the medical device which is the subject of the approval or clearance.

We cannot market a medical device if needed FDA approval or clearance is not granted. Inability to obtain such approval or clearance could result in a delay or suspension of the manufacture and sale of affected medical devices. Any such delay or suspension would have a material adverse effect on our business. In addition, changes in existing regulations or the adoption of new regulations could make regulatory compliance by us more difficult in the future. The failure to obtain the required regulatory clearances or to comply with applicable regulations could result in one or more of the following:

     - fines;
     - delays or suspensions of device clearances;
     - seizure actions;
     - mandatory recalls;
     - injunction action; and
     - criminal prosecution.

THE LOSS OF OUR CHIEF EXECUTIVE OFFICER COULD RESULT IN THE LOSS OF A SIGNIFICANT PORTION OF OUR BUSINESS BECAUSE OF HIS PERSONAL RELATIONSHIPS IN THE INDUSTRY.

Our success is highly dependent upon our Chairman of the Board and Chief Executive Officer, Robert H. Gurevitch. Unlike larger companies, we rely heavily on a small number of officers to conduct a large portion of our business. The loss of service of Robert H. Gurevitch along with the loss of his numerous contacts and relationships in the industry would have a material adverse effect on our business. We have entered into an Employment Agreement with Robert H. Gurevitch under which he has agreed to render services to us until September 30, 2002. We have obtained "key person" life insurance on Mr. Gurevitch in the amount of $2,000,000, of which we are the sole beneficiary, but there can be no assurance that the proceeds of such insurance will be sufficient to offset the loss to us in the event of his death.

NONE OF OUR PRODUCTS ARE PROTECTED BY PATENTS, AND THEREFORE, THEY MAY NOT BE ADEQUATELY PROTECTED FROM COPYING BY COMPETITORS.

Our future success and ability to compete is dependent in part upon our proprietary technology used in the Apollo(TM). The Apollo(TM) is currently only protected by a patent in France. We are currently seeking patent protection in all of the countries of the world in which this technology can be marketed. There can be no assurance that patents outside of France will be granted for the Apollo(TM) system, and, if granted, the patents will provide adequate protection for the Company's technologies. Consequently, we rely primarily on trademark, trade secret and copyright laws to protect our technology. However, there can be no assurance that third parties will not try to copy our products. In addition, many foreign countries' laws may not protect us from improper use of our proprietary technology overseas. We may not have adequate remedies if our proprietary rights are breached and therefore a breach of our proprietary rights could have a material adverse effect on our business.

WE ARE SUSCEPTIBLE TO PRODUCT LIABILITY SUITS AND IF A LAWSUIT IS BROUGHT AGAINST US IT COULD RESULT IN US HAVING TO PAY LARGE LEGAL EXPENSES AND/OR JUDGMENTS.

Although we have not yet had any product liability claims, because of the nature of the medical/dental device industry, there can be no assurance that we will not be subject to such claims in the future. Our products come into contact with vulnerable areas of the human body, such as the mouth, tongue, teeth and gums, and, therefore, the sale and support of dental products makes us susceptible to the risk of such claims. A successful product liability claim or claim arising as a result of use of our products brought against us, or the negative publicity brought up by such claim, could have a material adverse effect upon our business. We maintain product liability insurance with coverage limits of $10,000,000 per occurrence and $11,000,000 per year. While we believe that we maintain adequate insurance coverage, we do not guarantee that the amount of insurance will be adequate to satisfy claims made against us in the future, or that we will be able to obtain insurance in the future at satisfactory rates or in adequate amounts.

ISSUANCE OF PREFERRED STOCK MAY HAVE THE EFFECT OF PREVENTING A CHANGE OF
CONTROL.

We have authorized 1,000,000 shares of preferred stock, which may be issued by the Board of Directors with certain rights not granted to the holders of common stock. Issuance of such preferred stock, depending upon the terms and rights thereof, may have the effect of delaying, deterring or preventing a change of control.

A DECREASE IN THE PRICE OF OUR COMMON STOCK COULD INCREASE SHORT SALES OF OUR COMMON STOCK BY THIRD PARTIES WHICH COULD RESULT IN FURTHER REDUCTIONS IN THE PRICE OF OUR COMMON STOCK.

Our Series A Preferred Stock and Series B Preferred Stock have been exchanged into common stock at a discount to the market price of our common stock as a result of the formula's included in the preferred stock purchase agreements. This issuance of shares at a discount could result in reductions in the market price of our common stock. Downward pressure on the price of our common stock could encourage short sales of our common stock by third parties. Material amounts of short selling could place further downward pressure on the market price for our common stock. A short sale is a sale of stock that is not owned by the seller. The seller borrows the stock for delivery at the time of the short sale, and buys back the stock when it is necessary to return the borrowed shares. If the price of the stock declines between the time the seller sells short the stock and the time the seller subsequently repurchases the stock, the seller will realize a profit.

A LARGE VOLUME OF SALES OF OUR COMMON STOCK MAY RESULT IN DOWNWARD PRESSURE OR INCREASED VOLATILITY IN THE TRADING PRICE OF OUR COMMON STOCK.

Because in the last six months we have agreed to register for resale shares of common stock in other registration statements totaling 9,426,336, the holders thereof may sell without regard to any volume restrictions, including the volume restrictions set forth in Rule 144 promulgated under the Securities Act of 1933. As a result, sales by the holders of such registered stock could lead to an excess supply of shares of our Common Stock being sold which could, in turn, result in downward pressure or increased volatility in the trading price of our Common Stock.

WE FACE CLAIMS OF BOSTON MARKETING, WHICH COULD RESULT IN SIGNIFICANT LIABILITY, DISRUPT OUR OPERATIONS AND ADVERSELY AFFECT OUR OPERATING RESULTS.

Effective October 1, 1996, we amended our distribution agreement ("BMC Distribution Agreement") with Boston Marketing, a licensed distributor of the Teli manufactured CCD chip which includes the Teli CCU processor. Pursuant to the BMC Distribution Agreement, we have the exclusive right (i) to market certain Teli manufactured CCD chip assemblies with CCU processors (each a "Teli unit," and collectively the "Teli Units") to the dental market, and (ii) to use the "TeliCam" trademark. The Units are key components of our intraoral digital cameras. The initial term of the BMC Distribution Agreement, as amended, was due to expire December 31, 2000, and was terminable by Boston Marketing if we fail to meet our annual minimum purchase obligation. In April 2000, we were served with a lawsuit that makes numerous claims including the allegation that we failed to make the minimum purchases for calendar year 1999 and 2000, and that the BMC Distribution Agreement has been terminated as a result. Boston Marketing has refused to accept subsequently placed orders. The lawsuit also claims that we failed to pay certain commissions to Boston Marketing.

We are investigating the claims made by Boston Marketing in their complaint. We intend to defend this matter vigorously and believe we have meritorious defenses to this suit. Although we had settlement discussions with Boston Marketing, no settlement has been reached. Trial is set for February 26, 2001. If Boston Marketing prevails at trial, we could owe substantial sums which would negatively impact our operating results.

We have obtained alternative sources of supply. We have now obtained other CCD chips, CCU processors and frame grabbers from third-party suppliers. Management believes that no disruption in the supply of these products occurred. However, we may not be able to market the units incorporating those CCD chips, CCU processors and frame grabbers under the "TeliCam" trademark which could materially adversely affect our operating results.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that constitute forward-looking statements within the meaning of Section 21E of the Exchange Act of 1934 and Section 27A of the Securities Act of 1933. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in a number of places in this prospectus and include statements regarding our intent, belief or current expectations regarding our strategies, plans and objectives, our product release schedules, our ability to design, develop, manufacture and market products, our intentions with respect to strategic acquisitions, the ability of our products to achieve or maintain commercial acceptance and our ability to obtain financing for our obligations. Any forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in this prospectus, for the reasons, among others, described in the Risk Factors section beginning on page
3. You should read the Risk Factors section carefully, and should not place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to release publicly any updated information about forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events.

                            SELLING SECURITY HOLDERS

The following table sets forth the names of the Selling Security Holders, the number of shares of Common Stock and the number of Warrant Shares owned by the Selling Security Holders as of February 1, 2001, and the maximum amount of Common Stock which may be offered for the accounts of the Selling Security Holders under this prospectus.

We do not know if, or when, or in what amounts the Selling Security Holders will sell shares of the Common Stock. Thus, we cannot estimate how may shares each of the Selling Security Holders will hold after completion of the offering.

                                             Shares Beneficially Owned Prior
                                                       to Offering
                                             ---------------------------------
Name of Selling                              Number of Shares     Number of                  Common Stock
Security Holders                             of Common Stock    Warrant Shares    Percent   Offered Hereby
----------------                             ----------------   --------------    -------   --------------
AMRO International, Inc.                         2,856,752         314,000         16.9%       2,856,752
Westminster Securities
100 Park Avenue, 28th Floor
New York, NY 10017

Talbiya B. Investments, Ltd.                       193,087          30,000          1.2%         193,087
c/o KCM LLC
135 W. 50th Street, Suite 1700
New York, NY 10020

The Keshet Fund, L.P.                              255,968          45,000          1.6%         255,968
c/o Dental/Medical Diagnostic Systems, Inc.
6416 Variel Ave
Woodland Hills, CA 91367

Leval Trading                                      305,687          90,000          2.1%         305,687
c/o LH Financial Services Corp.
160 Central Park South, Suite 2701
New York, NY 10019

Austinvest Anstalt Balzars                         576,861         113,000          3.7%         576,861
c/o  Epstein Becker & Green P.C
250 Park Avenue
New York, NY 10177

Esquire Trade & Finance Inc.                       459,044         113,000          3.1%         459,044
c/o Epstein Becker & Green P.C
250 Park Avenue
New York, NY 10177

Marc Clausen(1)                                  1,100,856         466,158          8.3%         892,857
Xavier de Cocklaan 68/4
Deurle, Belgium

Francois Duret(2)                                  107,143              --           *           107,143
c/o Dental Medical
6416 Variel Avenue
Woodland Hills, CA 91367

Yves Martens(3)                                    297,619         148,810           *           446,429
Xavier de Cocklaan 68/4
Deurle, Belgium

Niko Bertels(4)                                    297,619         148,810           *           446,429
Xavier de Cocklaan 68/4
Deurle, Belgium



*less than 1%

(1) In connection with a January 2, 2001 investment, Mr. Clausen was issued a Warrant to purchase 297,619 shares at $0.45 per share
(2) In connection with services rendered, Dr. Duret was issued 107,143 shares
(3) In connection with a January 2, 2001 investment, Mr. Martens was issued a warrant to purchase 148,810 shares at $0.45 per share.
(4) In connection with a January 2, 2001 investment, Mr. Bertels was issued a warrant to purchase 148,810 shares at 0.45 per share.

     We will bear all costs, expenses and fees in connection with the registration of the Selling Security Holders' shares. All brokerage commissions, if any, attributable to the sale of the Selling Security Holders' shares will be borne by them.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares offered by the Selling Security Holders, under this prospectus. We will pay all costs, expenses and fees in connection with the registration of the shares offered under this prospectus.

                              PLAN OF DISTRIBUTION

     We are registering the shares of common stock on behalf of the selling stockholders described in this prospectus. As used in this prospectus, the selling stockholders include donees and pledges selling shares received after the date of this prospectus from the selling stockholders named in this prospectus.

     We will pay substantially all the expenses incident to the registration, offering and sale of the shares to the public by the selling stockholders other than fees, discounts and commissions of underwriters, dealers or agents, if any, transfer taxes and counsel fees. We also have agreed to indemnify the selling stockholders and any underwriters against certain liabilities, including liabilities under the Securities Act.

     The Selling Security Holders have advised us that the sale or distribution of the Common Stock may be effected directly to purchasers by the Selling Security Holders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the Boston Stock Exchange, on the Nasdaq SmallCap market, or in the over-the-counter market, (ii) in transactions otherwise than on any stock exchange or in the over-the-counter market, or (iii) through the writing of options (whether such options are listed on an options exchange or otherwise) on the Common Stock. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the Selling Security Holders or by agreements between the Selling Security Holders and underwriters, brokers, dealers or agents or purchasers. If the Selling Security Holders effect such transactions by selling Common Stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders or commissions from purchasers of Common Stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Security Holders and any brokers, dealers or agents that participate in the distribution of the Common Stock may be deemed to be underwriters, and any profit on the sale of Common Stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

     Because the Selling Security Holders may each be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the Selling Security Holders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of its shares, the Selling Security Holders, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Securities Exchange Act of 1934 until its participation in the distribution is completed.

     To comply with the securities laws of certain jurisdictions, if applicable, the shares of Common Stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the shares of Common Stock may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

     The Selling Security Holders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, which provisions may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Security Holders. The foregoing may affect the marketability of the shares of Common Stock.

     We have agreed to pay all expenses of the registration of the shares, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Security Holders will pay all underwriting discounts and selling commissions, if any. The Selling Security Holders will be indemnified by us against certain civil liabilities, including certain liabilities under the Securities Act of 1933, or will be entitled to contribution from us in connection therewith.

                       WHERE YOU CAN FIND MORE INFORMATION

Federal securities law requires us to file information with the SEC concerning our business and operations. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy these documents at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, NW, Room 1024, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC's Website at "http://www.sec.gov." You can also inspect such reports, proxy statements and other information at the offices of the Nasdaq Stock Market.

The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents:

   -  Annual Report on Form 10-KSB/A for the year ended December 31, 1999.

   - Description of our capital stock contained on page 45 of our amendment No. 2 on Form SB-2 (File # 33-22507).

   - All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the offering of the Common Stock is terminated.

   -  Quarterly Report on Form 10-QSB for the period ended September 30, 2000.

   -  Quarterly Report on Form 10-QSB for the period ended June 30, 2000.

   -  Quarterly Report on Form 10-QSB for the period ended March 31, 2000.

   -  Current Report on Form 8-K filed September 29, 2000.

   -  Definitive Proxy Statement dated October 12, 2000.

You may request a copy of the information incorporated by reference, at no cost, by contacting us at the following address or telephone number:

          Bette Smith
          Dental/Medical Diagnostic Systems, Inc.
          6416 Variel Avenue
          Woodland Hills, California 91367
          (818) 932-2300

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. The Selling Security Holders should not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement.

                                  LEGAL MATTERS

Guth|Christopher LLP, Los Angeles, California, has rendered an opinion as to the validity of the Common Stock covered by this prospectus.

                                     EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-KSB/A for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

                         FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that we will indemnify our directors and executive officers and any of our other officers, employees and agents to the fullest extent permitted by Delaware law. Our Bylaws also empower us to enter into indemnification agreements with any such persons and to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

Our Amended and Restated Certificate of Incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the director's fiduciary duty of care to us and to our stockholders. Such provision does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. Each director continues to be subject to liability for breach of the director's duty of loyalty, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or federal environmental laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

-------------------------------------------------------------------------------

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. The Selling Security Holders should not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement.

-------------------------------------------------------------------------------





                     DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.

                                   PROSPECTUS

                                FEBRUARY 6, 2001

PART II             INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses, to be borne by the Selling Security Holders, in connection with the offering are as follows:

                                                    Amount
                                                   --------
Registration Fee Under Securities Act of 1933      $  1,160

NASD Filing Fee                                    $      *

Blue Sky Fees and Expenses                         $      *

Printing and Engraving Certificates                $      *

Legal Fees and Expenses                            $ 10,000

Accounting Fees and Expenses                       $  9,000

Registrar and Transfer Agent Fees                  $      *

Miscellaneous Expenses                             $      *
                                                   --------
     TOTAL                                         $ 20,160
                                                   --------

-----------------
* Not applicable or none.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by the Delaware General Corporation Law ("DGCL"), the Company's Amended and Restated Certificate of Incorporation limits the personal liability of directors to Dental/Medical Diagnostic Systems, Inc. or monetary damages for certain breaches of fiduciary duty. Liability is not eliminated for (i) any breach of the director's duty of loyalty to Dental/Medical Diagnostic Systems, Inc. or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit.

Dental/Medical Diagnostic Systems, Inc. has also entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that the directors and executive officers will be indemnified to the fullest extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines and amounts reasonably paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, on account of their services as a director or officer of Dental/Medical Diagnostic Systems, Inc. or of any subsidiary of Dental/Medical Diagnostic Systems, Inc. or of any other company or enterprise in which they are serving at the request of Dental/Medical Diagnostic Systems, Inc. No indemnification will be provided under the indemnification agreements, however, to any director or executive officer in certain limited circumstances, including on account of knowingly fraudulent, deliberately dishonest or willful misconduct. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provisions may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to public policy.

Dental/Medical Diagnostic Systems, Inc. has purchased a directors and officers liability insurance policy in the amount of $5,000,000.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

See the Exhibit Index of this Registration Statement.

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of the appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Woodland Hills, State of California, on February 2, 2001.

                                         DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.
                                         (Registrant)


                                         By:  /s/ Robert H. Gurevitch
                                              ----------------------------------
                                              Robert H. Gurevitch
                                              Chairman of the Board and
                                              Chief Executive Officer

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert H. Gurevitch and Stephen F. Ross and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.


        Signature                                Title                                   Date
        ---------                                -----                                   ----

   /s/ Robert H. Gurevitch           Chairman of the Board and Chief                February 2, 2001
---------------------------------    Executive Officer
       Robert H. Gurevitch

   /s/ Stephen F. Ross               Chief Financial Officer and Chief              February 2, 2001
---------------------------------    Accounting Officer
       Stephen F. Ross

   /s/ Jack D. Preston               Executive Vice President and Director          February 2, 2001
---------------------------------
       Jack D. Preston

   /s/ Marvin H. Kleinberg           Director                                       February 2, 2001
---------------------------------
       Marvin H. Kleinberg

   /s/ John Khademi                  Director                                       February 2, 2001
---------------------------------
       John Khademi

   /s/ Stephen D. Weinress           Director                                       February 2, 2001
---------------------------------
       Stephen D. Weinress


                                  EXHIBIT INDEX


No.      Item
---      ----
4.1 Form of Securities Purchase Agreement (incorporated by reference to Company's form S-3 registration statement, filed August 24, 2000).

5.1      Opinion of Guth|Christopher LLP.

23.1     Consent of Independent Accountants.

23.2     Consent of Guth|Christopher LLP (included as part of Exhibit 5.1).

24.1     Power of Attorney (included in signature page).